Exhibit 99.2

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Acquires
Manitoba Harvest Hemp Foods

Platform Acquisition Expands Family of Niche Leading Businesses to Ten

Westport, Conn., June 8, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced that on June 5, 2015, it entered into an agreement to acquire Fresh Hemp Foods Ltd. (“Manitoba Harvest”). The acquisition is expected to close in the next 45 days, subject to customary closing conditions.

Headquartered in Winnipeg, Manitoba, Manitoba Harvest is a pioneer and global leader in branded, hemp-based foods. The company’s products are the fastest growing in the hemp food market and among the fastest growing in the natural foods industry. Manitoba Harvest’s award-winning products are currently carried in about 7,000 retail stores across the U.S. and Canada. For the year ended November 30, 2014, Manitoba Harvest reported net revenue of approximately C$37.9 million, an increase of 23.9% year-over-year. The company continued its rapid growth in the first half of its current fiscal year generating net revenue of approximately C$27.6 million for the six months ended May 31, 2015.

The purchase price for Manitoba Harvest is based on a total enterprise value of C$132.5 million and will also include a working capital and certain other adjustments upon closing. Manitoba Harvest generated net revenues of approximately C$44.9 million and Adjusted EBITDA of approximately C$6.4 million for the last twelve months ending May 31, 2015, representing year-over-year growth of 28.5% and 59.4%, respectively. The company generated Adjusted EBITDA for the six months ended May 31, 2015 of approximately C$5.0 million.

CODI's initial equity ownership in Manitoba Harvest as a result of the transaction will be approximately 87% on a primary basis. Mike Fata, CEO of Manitoba Harvest, Clif White Road Investments LLC, an existing shareholder, and certain other management team members will re-invest alongside CODI. Lazard Middle Market will act as the exclusive financial advisor to Manitoba Harvest.

“We are pleased to capitalize on our balance sheet strength and add Manitoba Harvest to our family of niche leading businesses,” said Alan Offenberg, CEO of Compass Diversified Holdings. “Consistent with our previous platform acquisitions of leading branded consumer businesses, Manitoba Harvest possesses several qualities critical for success. Specifically, the company is a leader that operates in a large and expanding marketplace, has strong and growing cash flows, a passionate consumer following, an experienced management team and compelling expansion opportunities. Under the leadership of Mike Fata, the company’s innovative founder and a thought leader in the hemp-based foods industry, Manitoba Harvest has developed a strong and defensible market position with a loyal customer base and a substantial presence at major retail and online stores. We look forward to working with Mike and his team at Manitoba Harvest, as we focus on penetrating new markets in the U.S. and Canada to further drive the company’s already strong growth trajectory.”

Mr. Offenberg added, “With the acquisition of Manitoba Harvest, which will be our third in the past 11 months, we have increased the number of leading niche industrial and branded consumer businesses we own to ten. As we have consistently done in the past, we will continue to seek opportunities, taking advantage of our financial strength to acquire attractive businesses with a reason to exist that create significant value for our shareholders.”

Mr. Fata will continue to serve as CEO at the company. Mr. Fata commented, “The acquisition of Manitoba Harvest by CODI is an exciting moment in our company’s history. With CODI’s proven history of supporting and growing niche market leaders, we are confident that we can further grow market share and continue to offer new innovative hemp-based food products to our customers. As our market continues to rapidly develop and consumers embrace the nutritional benefits of our products, with the added support of CODI, we will be in a strong position to accelerate our long-term growth potential.”

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. ("FOX", Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2014 and other filings with the SEC. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.